AVIANCE CAPITAL MANAGEMENT, LLC.

PROXY VOTING GUIDELINES

Aviance Capital Management, LLC. (the “Adviser”) serves as investment adviser providing discretionary investment advisory services for several open or closed-end investment companies (the “Funds”). As part of these services, the Adviser has full responsibility for proxy voting and related duties. In fulfilling these duties, the Adviser and Funds have adopted the following policies and procedures:

1.     It is the Adviser’s policy to seek to ensure that proxies for securities held by a Fund are voted consistently and solely in the best economic interests of the respective Fund.

2.     The Adviser shall be responsible for the oversight of a Fund’s proxy voting process and shall assign a senior member of its staff to be responsible for this oversight.

3.     The Adviser has engaged the services of Institutional Shareholder Services, Inc. (“ISS”) to make recommendations to the Adviser on the voting of proxies related to securities held by a Fund. ISS provides voting recommendations based on established guidelines and practices. The Adviser has adopted these ISS Proxy Voting Guidelines.

4.     The Adviser shall review the ISS recommendations and generally will vote the proxies in accordance with such recommendations. Notwithstanding the foregoing, the Adviser may not vote in accordance with the ISS recommendations if the Adviser believes that the specific ISS recommendation is not in the best interests of the respective Fund.

5.     If the Adviser manages the assets or pension fund of a company and any of the Adviser’s clients hold any securities in that company, the Adviser will vote proxies relating to such company’s securities in accordance with the ISS recommendations to avoid any conflict of interest. In addition, if the Adviser has actual knowledge of any other type of material conflict of interest between itself and the respective Fund with respect to the voting of a proxy, the Adviser shall vote the applicable proxy in accordance with the ISS recommendations to avoid such conflict of interest.

6.     If a Fund requests the Adviser to follow specific voting guidelines or additional guidelines, the Adviser shall review the request and follow such guidelines, unless the Adviser determines that it is unable to follow such guidelines. In such case, the Adviser shall inform the Fund that it is not able to follow the Fund’s request.

7.     The Adviser may have clients in addition to the Funds which have provided the Adviser with discretionary authority to vote proxies on their behalf. In such cases, the Adviser shall follow the same policies and procedures.